Exhibit 10.2

HOKU SCIENTIFIC, INC.

STOCK RESTRICTION AGREEMENT

This Stock Restriction Agreement (the “Agreement”) is made as of June 21, 2002 by and between Hoku Scientific, Inc., a Hawaii corporation (the “Company”), and Dustin Shindo (“Shareholder”).

RECITALS

The Company is in the process of negotiating a first round of financing with certain additional investors (the “New Investors”), and in order to induce the New Investors to enter into participate in the financing, the Company and the Shareholder desire to enter into this Agreement, pursuant to which the Shareholder agrees to subject the shares of common stock of the Company held by the Shareholder (the “Shares”) to vesting and to certain other restrictions on the transfer of the Security Holdings.

1. Sale of Stock. On the Purchase Date (as defined below) the Company has issued and sold to Shareholder 7,200,000 shares of the Company’s Common Stock (the “Shares”) at a purchase price of $.00001389 per Share for a total purchase price of $100.00. The term “Shares” refers to the purchased Shares and all securities received in replacement of or in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Shareholder is entitled by reason of Shareholder’s ownership of the Shares.

2. Purchase. The purchase and sale of the Shares under this Agreement occurred at the principal office of the Company simultaneously with the execution of the Common Stock Purchase Agreement dated May 31, 2001 (the “Purchase Date”) between the Company and the Shareholder.

3. Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Shareholder shall not assign, encumber or dispose of any interest in the Shares while the Shares are subject to the Company’s Repurchase Option (as defined below). After any Shares have been released from the Repurchase Option, Shareholder shall not assign, encumber or dispose of any interest in such Shares except in compliance with the provisions below and applicable securities laws.

(a) Repurchase Option.

(i) In the event of the voluntary or involuntary termination of Shareholder’s employment or consulting relationship with the Company for any reason (including death or disability), with or without cause, the Company shall upon the date of such termination (the “Termination Date”) have an irrevocable, exclusive option (the “Repurchase Option”) to repurchase all or any portion of the Shares held by Shareholder as of the Termination

Date which have not yet been released from the Company’s Repurchase Option at the original purchase price per Share specified in Section 1 (adjusted for any stock splits, stock dividends and the like).

(ii) The Repurchase Option shall be exercised by the Company by written notice at any time following the Termination Date to Shareholder or Shareholder’s executor and, at the Company’s option, (A) by delivery to Shareholder or Shareholder’s executor with such notice of a check in the amount of the purchase price for the Shares being purchased, or (B) by cancellation of indebtedness equal to the purchase price for the Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. Upon delivery of such notice and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being repurchased by the Company, without further action by Shareholder.

(iii) One hundred percent (100%) of the Shares shall initially be subject to the Repurchase Option. 1/4th of the Shares shall be released from the Repurchase Option on the date that is one year after the Vesting Commencement Date (as set forth on the signature page of this Agreement), and 1/48th of the total number of Shares shall be released from the Repurchase Option at the end of each month thereafter, until all Shares are released from the Repurchase Option; provided, however, that such releases from the Repurchase Option shall immediately cease as of the Termination Date. Fractional shares shall be rounded to the nearest whole share.

(b) Assignment. The right of the Company to purchase any part of the Shares may be assigned in whole or in part to any shareholder or shareholders of the Company or other persons or organizations.

(c) Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Option. In the event of any purchase by the Company hereunder where the Shares or interest are held by a transferee, the transferee shall be obligated, if requested by the Company, to transfer the Shares or interest to the Shareholder for consideration equal to the amount to be paid by the Company hereunder. In the event the Repurchase Option is deemed exercised by the Company pursuant to Section 3(a)(ii) hereof, the Company may deem any transferee to have transferred the Shares or interest to Shareholder prior to their purchase by the Company, and payment of the purchase price by the Company to such transferee shall be deemed to satisfy Shareholder’s obligation to pay such transferee for such Shares or interest and also to satisfy the Company’s obligation to pay Shareholder for such Shares or interest. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

4. Escrow of Unvested Shares. For purposes of facilitating the enforcement of the provisions of Section 3 above, Shareholder agrees, immediately upon receipt of the certificate(s) for the Shares subject to the Repurchase Option, to deliver such certificate(s), together with an

Assignment Separate from Certificate in the form attached to this Agreement as Exhibit A executed by Shareholder and by Shareholder’s spouse (if required for transfer), in blank, to the Secretary of the Company, or the Secretary’s designee, to hold such certificate(s) and Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Shareholder hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Shareholder agrees that said escrow holder shall not be liable to any party hereof (or to any other party). The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Shareholder agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as escrow holder for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.

5. Restrictive Legends and Stop-Transfer Orders.

(a) Legend. The certificate or certificates representing the Shares shall bear the following legend:

(i)	THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(ii)	Any legend required to be placed thereon by law or other agreement with the Company.

(b) Stop-Transfer Notices. Shareholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(d) Removal of Legend. Upon the expiration or exercise in full of the Repurchase Option, the Shares then held by Shareholder will no longer be subject to the legend referred to in Section 5(a)(i) pursuant to this Agreement. After such time, and upon Shareholder’s request, and provided there are no other contractual or other requirements for the legend to remain, a new certificate or certificates representing the Shares not repurchased shall be issued without the legend referred to in Section 5(a)(ii), and delivered to Shareholder.

6. No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Shareholder’s employment or consulting relationship, for any reason, with or without cause.

7. Section 83(b) Election. Shareholder understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” means the right of the Company to buy back the Shares pursuant to the Repurchase Option set forth in Section 3(a) of this Agreement. Shareholder understands that Shareholder may elect to be taxed at the time the Shares are purchased, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within 30 days from the date of purchase. Even if the fair market value of the Shares at the time of the execution of this Agreement equals the amount paid for the Shares, the election must be made to avoid income under Section 83(a) in the future. Shareholder understands that failure to file such an election in a timely manner may result in adverse tax consequences for Shareholder. Shareholder further understands that an additional copy of such election form should be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Shareholder acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Shares hereunder, and does not purport to be complete. Shareholder further acknowledges that the Company has directed Shareholder to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Shareholder may reside, and the tax consequences of Shareholder’s death.

Shareholder agrees that he will execute and deliver to the Company with this executed Agreement a copy of the Acknowledgment and Statement of Decision Regarding Section 83(b) Election (the “Acknowledgment”), attached hereto as Exhibit B. Shareholder further agrees that Shareholder will execute and submit with the Acknowledgment a copy of the 83(b) Election, attached hereto as Exhibit C, if Shareholder has indicated in the Acknowledgment his or her decision to make such an election.

8. Miscellaneous.

(a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Hawaii, without giving effect to principles of conflicts of law.

(b) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth below or as subsequently modified by written notice.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(g) Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Shareholder under this Agreement may only be assigned with the prior written consent of the Company.

[Signature Page Follows]

The parties have executed this Stock Restriction Agreement as of the date first set forth above.

HOKU SCIENTIFIC, INC.

By:	/s/ Karl M. Taft III
Title:	Chief Technology Officer

Address:
Manoa Innovation Center
2800 Woodlawn Drive, Suite 244
Honolulu, Hawaii 96822

PURCHASER ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 3 HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE OR CONSULTANT AT THE WILL OF THE COMPANY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON PURCHASER ANY RIGHT WITH RESPECT TO CONTINUATION OF SUCH EMPLOYMENT OR CONSULTING RELATIONSHIP WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PURCHASER’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PURCHASER’S EMPLOYMENT OR CONSULTING RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

PURCHASER:

DUSTIN SHINDO

/s/ Dustin Shindo
(Signature)

Address:

Vesting Commencement

Date: June 21, 2001

I, Lisa Shindo, spouse of Dustin Shindo, have read and hereby approve the foregoing Agreement. In consideration of the Company’s granting my spouse the right to purchase the Shares as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or similar interest that I may have in the Shares shall be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

/s/ Lisa Shindo
Spouse of Dustin Shindo